Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

VIATECH CORP.

Pursuant to the provisions of Sections 78.390 and 78.403 of the Nevada Revised Statutes (“NRS”), the undersigned, an officer of Viatech Corp. (the “Corporation”), submits the following Certificate (this “Certificate”) amending and restating the Articles of Incorporation, as provided herein:

1. The name of the Corporation is Viatech Corp. The original Articles of Incorporation (the “Original Articles”) were filed by the Corporation with the Nevada Secretary of State on September 22, 2011.

2. Pursuant to Section 78.403 of the NRS, these Articles amend and restate the entire Articles of Incorporation of the Corporation. The full text of all such amendments to the Amended Articles are contained in these Articles, and each such amendment has been effected in conformity with the Act.

3. These Articles and the amendments to the Amended Articles included herein have been approved in the manner required by the Act, the Amended Articles and the Corporation’s Bylaws. These Articles and the amendments to the Amended Articles included herein were approved and adopted by the entire Board of Directors of the Corporation, and by at least a majority of all shareholders of the Corporation entitled to vote thereon.

4. This Certificate shall become effective on filing.

5. The text of the entire Articles of Incorporation are restated herein, to read in their entirety as follows:

ARTICLE ONE

The name of the corporation is Gray Fox Petroleum Corp. (the “Corporation”).

ARTICLE TWO

The purposes of the Corporation shall be to engage in any lawful act or activity for which a corporation may be organized under Chapter 78 of NRS.

ARTICLE THREE

The Corporation shall have the authority to issue Seventy-Five Million (75,000,000) shares of common stock, par value $0.001 per share (the "Common Stock").

ARTICLE FOUR

The Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation, including any Bylaw adopted by the stockholders.

ARTICLE FIVE

The Corporation may indemnify each person who is or was a director or officer of the Corporation to the fullest extent permissible under applicable Nevada law and any successor statutes under the NRS. The Board of Directors of the Corporation, in its sole discretion, shall have the power, on behalf of the Corporation, to indemnify such other persons for whom indemnification is permitted by such provisions of the NRS, to the fullest extent permissible thereunder, and may purchase such liability indemnification and/or other similar insurance as the Board of Directors from time to time shall deem necessary or appropriate, in its sole discretion.

The power to indemnify and/or obtain insurance provided in this Article Five shall be cumulative of any other power of the Board of Directors and/or any rights to which such a person or entity may be entitled by law, the Articles of Incorporation and/or Bylaws of the Corporation, contract, other agreement, vote or otherwise.

The undersigned does make and file these Amended and Restated Articles of Incorporation, hereby declaring and certifying that the facts stated here are true and accordingly has set his hand hereto on June 7th, 2013.

VIATECH CORP.

By: /s/ Lawrence Pemble
Lawrence Pemble
President